Exhibit 2.2

THIRD AMENDMENT TO NOMINATION

AND DIRECTOR VOTING AGREEMENT

THIS THIRD AMENDMENT TO NOMINATION AND DIRECTOR VOTING AGREEMENT (this “Amendment”) is entered into on November 3, 2020 (the “Execution Date”), by and among StoneMor Inc., a Delaware corporation (the “Company”), Axar Capital Management, LP, a Delaware limited partnership (“Axar”), Axar GP LLC, a Delaware limited liability company (“Axar GP”), Axar Master Fund, Ltd., a Cayman Islands exempted limited partnership (together with Axar and Axar GP, the “Axar Entities”), StoneMor GP Holdings, LLC, a Delaware limited liability company (“GP Holdings”), and Robert B. Hellman, Jr., as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries Infrastructure Investors LLC (“ACII,” and, together with GP Holdings, the “ACII Entities” and, collectively with the Axar Entities, the “Principal Stockholders”). The Principal Stockholders and the Company are referred to herein as the “Parties” and each as a “Party.”

RECITALS

1. The Parties entered into that certain Nomination and Director Voting Agreement on September 27, 2018, as amended by that certain First Amendment to Nomination and Director Voting Agreement dated as of February 4, 2019 and that Second Amendment to Nomination and Director Voting Agreement dated as of June 27, 2019 (collectively, the “Agreement”).

2. Pursuant to Section 5(e)(ii) of the Agreement, the Agreement may be amended in writing by the Parties.

3. The Parties desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT

1.1    Standstill. Section 3(d) of the Agreement is hereby amended and restated in its entirety as follows:

““Standstill Termination Date” means: (i) with respect to the ACII Entities, the earliest of (a) December 31, 2022, (b) the date that the Company or any of its Affiliates or agents materially breaches this Agreement (following notice of such breach to the Company by any ACII Entity and the opportunity for the Company to cure or cause to be cured such breach for 15 days from such notice) or takes any action challenging the validity or enforceability of this Agreement, (c) the date that the ACII Entities no longer have the right to nominate a Director or no longer have its Designated Director on the Board, and (d) thirty (30) days following the delivery by the Designated Director of the ACII Entities of a notice of immediate effective resignation from the Board other than any such resignation submitted following approval by the stockholders of the Company at the 2020 Annual Meeting of a proposal to declassify the Board where such resignation is followed by such director being reelected for a term to expire at the 2021 Annual Meeting and (ii) with respect to the Axar Entities, the earliest of (a) December 31, 2022, (b) the date that the Company or any of its Affiliates or agents materially breaches this Agreement (following notice of such breach to the Company by any Axar Entity and the opportunity for the Company to cure or cause to be cured such breach for 15 days from such notice) or takes any action challenging the validity or enforceability of this Agreement, (c) the date that the Axar Entities no longer have the right to nominate any Directors or no longer have any of their Designated Directors on the Board, and (d) thirty (30) days following the delivery by all of the Designated Directors of the Axar Entities of a notice of immediate effective resignation from the Board other than any such resignation submitted following approval by the stockholders of the Company at the 2020 Annual Meeting of a proposal to declassify the Board where such resignation is followed by such directors being reelected for a term to expire at the 2021 Annual Meeting.”

ARTICLE II

MISCELLANEOUS PROVISIONS

2.1    Certain Defined Terms. Capitalized terms used in this Amendment that are not defined in the text of the body of this Amendment shall have the meanings given such terms in the Agreement.

2.2    No Other Amendments. All provisions of the Agreement, unless amended by this Amendment, shall remain unchanged.

2.3    Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.4    Miscellaneous. Section 5 of the Agreement shall apply to this Amendment mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

STONEMOR INC.		STONEMOR GP HOLDINGS, LLC

By:	/s/ Joseph M. Redling	By:	/s/ Robert B. Hellman, Jr.
Name: Joseph M. Redling		Name: Robert B. Hellman, Jr.
Title: President and Chief Executive Officer		Title: Authorized Person

AXAR CAPITAL MANAGEMENT, LP		AXAR GP LLC

By:	Axar GP LLC, its general partner

By:	/s/ Andrew M. Axelrod	By:	/s/ Andrew M. Axelrod
Name: Andrew Axelrod		Name: Andrew Axelrod
Title: Sole Member		Title: Sole Member

AXAR MASTER FUND, LTD. By: /s/ Andrew M. Axelrod Name: Andrew Axelrod Title: Authorized Signatory		ROBERT B. HELLMAN, JR., AS TRUSTEE UNDER THE VOTING AND INVESTMENT TRUST AGREEMENT FOR THE BENEFIT OF AMERICAN CEMETERIES INFRASTRUCTURE INVESTORS, LLC
		By:	/s/ Robert B. Hellman, Jr.
Name: Robert B. Hellman, Jr.
Title: Trustee